EXHIBIT 21

ALEXANDER’S, INC.

SUBSIDIARIES OF REGISTRANT

731 Commercial Holding LLC

731 Commercial LLC

731 Office One Holding LLC

731 Office One LLC

731 Office Two Holding LLC

731 Office Two LLC

731 Restaurant, LLC

731 Retail One, LLC

Alexander’s Construction LLC

Alexander’s Department Stores of Brooklyn, Inc.

Alexander’s Department Stores of New Jersey, Inc.

Alexander’s Kings Plaza, LLC

Alexander’s Management LLC

Alexander’s of Brooklyn, Inc.

Alexander’s of Flushing, Inc.

Alexander’s of Rego Park II, Inc.

Alexander’s of Rego Park III, Inc.

Alexander’s Personnel Providers, Inc.

Alexander’s Rego Shopping Center Inc.

ALX of Paramus LLC

Fifty Ninth Street Insurance Company LLC

Kings Parking, LLC

Kings Plaza Lender, LLC

Kings Plaza TEP LLC

Ownreal Inc.

Rego II Borrower LLC

Rego Park Commercial LLC

Rego Park Residential LLC

Sakraf Wine & Liquor Store, Inc.